UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 13, 2007

China Water and Drinks Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-131131      20-2304161
(Commission File Number)     (IRS Employer Identification No.)

18th Floor, Development Centre Building
RenMinNan Road, Shenzen
People’s Republic of China 518001

(Address of principal executive offices and zip code)

+86-755-25526332

(Registrant’s telephone number including area code)

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 13, 2007, Mr. Joseph Chan resigned as Chief Financial Officer of China Water and Drinks Inc. (the “Company”) effective immediately.

On November 14, 2007, the Board of Directors of the Company by unanimous written consent approved the appointment of Mr. Hu Wen Ding as interim Chief Financial Officer to fill the vacancy created by Mr. Chan’s resignation. Mr. Hu’s appointment is effective November 14, 2007. The Company is in the process of searching for a permanent candidate to replace Mr. Chan as Chief Financial Officer of the Company.

Mr. Hu Wen Ding, age 45, has 28 years of experience in bookkeeping, accounting, financial management and accounting audit. Since June 2005, Mr. Hu has been the financial director of four of the Company’s subsidiaries including Zhangjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Ltd., Guangdong Taoda Beverage Company Limited and Shandong Olympic Forward Drink Co. Limited. From May 2004 to May 2005, Mr. Hu was the financial manager of Guangdong Ding Hong Finance Co. Ltd., responsible for the financial operations of the company. From 1996 to 2003, Mr. Hu was an accounts manager of Guangdong Province Machinery Parts Company Limited. Mr. Hu was also a director of Ling Ya International Group, a Hong Kong company specializing in the design and production of surgical equipment and accessories from 2001 to 2003. From 1985 to 1996, Mr. Hu was an assistant account manager of Guangzhou Universal Food Processing Co. Ltd. Mr. Hu graduated from Guangzhou Ye Yu University with a major in business administration in 1993.

The Company has agreed to pay Mr. Hu a salary of RMB 50,000 per month for his services as interim Chief Financial Officer of the Company. The Company has not entered into any formal employment agreement with Mr. Hu.

Mr. Hu has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Hu had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated November 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA WATER AND DRINKS INC.

By:	/s/ Xing Hua Chen
Name: Xing Hua Chen
Title: Chief Executive Officer

Dated: November 19, 2007